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                                        EXHIBIT 23.3

The Board of Directors:
Rubbermaid Incorporated:

Re: Registration Statement on Form S-3 - filed March 6, 1996

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated October 13, 1995, July 14, 1995, and April 13, 1995 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


Very truly yours,

KPMG Peat Marwick LLP


Cleveland, Ohio
March 6, 1996